UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)

October 15, 2018

REALPAGE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34846	75-2788861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2201 Lakeside Boulevard
Richardson, Texas 75082
(Address of principal executive offices, including zip code)
(972) 820-3000
(Registrant’s telephone number, including area code)
  (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.
On October 15, 2018, RealPage, Inc., a Delaware corporation (“RealPage”), completed its previously announced acquisition of Rentlytics, Inc., a Delaware corporation (“Rentlytics”), pursuant to that certain Agreement and Plan of Merger dated as of October 11, 2018 (the “Merger Agreement”), by and among RealPage, RP Newco XXVI Inc., a wholly owned subsidiary of RealPage and a Delaware corporation (“Merger Sub”), Rentlytics, each of the equityholders of Rentlytics who have executed the Merger Agreement (the “Equityholders”), and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the Equityholders’ Representative (the “Representative”). Pursuant to the Merger Agreement, the purchase price was approximately $57 million in cash, subject to a working capital adjustment, in exchange for all outstanding shares of capital stock and other equity interests of Rentlytics. RealPage retained a portion of the purchase price as a holdback to serve as security for the benefit of RealPage and its affiliates against the indemnification obligations of the Equityholders and certain post-closing purchase price adjustments. Subject to any indemnification claims and post-closing purchase price adjustments, the holdback will be released to the Equityholders on or shortly after each of the first and second anniversary dates of the closing of the Merger Agreement.
The Merger Agreement contains customary representations and warranties and covenants of RealPage, Merger Sub, Rentlytics and the Equityholders. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of the specified dates set forth therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties or covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of RealPage, Merger Sub, Rentlytics and the Equityholders or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in RealPage’s public disclosures.
The foregoing summary is qualified in its entirety by the full text of the Merger Agreement, which RealPage will file with the Securities and Exchange Commission as an exhibit to a forthcoming periodic financial report.

Item 9.01	Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired.
The financial statements required by this item are not included in this filing. The required financial statements will be filed not later than 71 calendar days after October 19, 2018, the date that this Current Report on Form 8-K was required to be filed.
(b) Pro Forma Financial Information.

The pro forma information required by this item is not included in this filing. The required pro forma financial information will be filed not later than 71 calendar days after October 19, 2018, the date that this Current Report on Form 8-K was required to be filed.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALPAGE, INC.

By:	/s/ David G. Monk
David G. Monk
Executive Vice President, Chief Legal Officer and Secretary
Date: October 15, 2018